Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tara Szerpicki Investor Relations Boykin Lodging Company (216) 430-1333 InvestorRelations@boykinlodging.com
Boykin Lodging Announces Sale of Marco Island Property

Cleveland, Ohio, July 18, 2006 — Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust, today announced that Boykin Marco LLC (“Boykin Marco”), a subsidiary of the Company, sold the Radisson Suite Beach Resort-Marco Island to an unrelated third party for a price of $58.0 million. The Company intends to use the net proceeds from the sale to repay the outstanding balance on the Company’s secured line of credit and for general corporate purposes.
Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 20 hotels containing a total of 5,638 rooms located in 13 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at http://www.boykinlodging.com.
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include financial performance, real estate conditions, execution of hotel acquisition programs, changes in local or national economic conditions, and other similar variables and other matters disclosed in the Company’s filings with the SEC, which can be found on the SEC’s website at http://www.sec.gov.